Exhibit 10.6

SECOND AMENDED AND RESTATED REVOLVING CREDIT NOTE

$30,000,000	New York, New York
As of November 25, 2008

FOR VALUE RECEIVED, the undersigned, KINRO, INC., an Ohio corporation, and LIPPERT COMPONENTS, INC., a Delaware corporation (collectively, the "Borrowers"), hereby jointly and severally, unconditionally promise to pay to the order of JPMorgan Chase Bank N.A. (the "Lender"), at the office of JPMorgan Chase Bank, N.A. (the "Administrative Agent") at 10 S. Dearborn, Chicago, IL 60605 on the Maturity Date in lawful money of the United States of America and in immediately available funds, the principal amount of (a) THIRTY MILLION DOLLARS ($30,000,000), or, if greater, (b) such additional principal amount as shall have been made available after the date hereof by the Lender pursuant to Section 2.06A of the Credit Agreement referred to below, or, if less, (c) the aggregate unpaid principal amount of all Revolving Loans made by the Lender pursuant to the Credit Agreement (referred to below). The Borrowers further agree, jointly and severally, to pay interest on the unpaid principal amount outstanding hereunder from time to time from the date hereof in like money at such office at the rates and on the dates specified in the Credit Agreement.

The holder of this Note is authorized to record on the schedule annexed hereto or on a continuation thereof the date, Type and amount of each Loan made pursuant to the Credit Agreement, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or repayment of principal thereof and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto; provided, however, that the failure to make any such recordation shall not affect the obligations of the Borrowers in respect of such Loans.

This Note is one of the Revolving Credit Notes referred to in the Second Amended and Restated Credit Agreement dated as of November 25, 2008 among the Borrowers, the Lenders party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent (the "Credit Agreement"), is secured as provided therein and in the Security Documents, is entitled to the benefits of the Guarantee Agreements as provided in the Credit Agreement and the Guarantee Agreements, and is subject to optional and mandatory prepayment as set forth in the Credit Agreement. Any amounts owing under the First Amended and Restated Revolving Credit Note dated as of March __, 2006 and issued to the Lender under the predecessor credit agreement to the Credit Agreement, which this Note replaces and is substituted for, shall continue to be owing under this Note in all respects.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Terms defined in the Credit Agreement are used herein with their defined meanings unless otherwise defined herein. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

KINRO, INC.

By:
Name:
Title:

LIPPERT COMPONENTS, INC.

By:
Name:
Title: